Consensus Cloud Solutions, Inc.
Reports Second Quarter 2025 Results
Reaffirms Full Year 2025 Revenue and Adjusted EBITDA Guidance
Raises Full Year 2025 Adjusted Earnings Per Diluted Share Guidance

LOS ANGELES -- Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) today reported financial results for the second quarter of 2025.

“We continued our momentum through Q2 returning to total positive revenue growth ahead of our expectations. Our Corporate revenue growth achieved 6.9% over the prior year quarter, driven primarily by strong usage, improved revenue retention and new customer acquisition. Our SoHo revenue performed as expected. Our operating margins remained robust resulting in strong cash flows from operations and cash balances. After the close of the quarter, we successfully executed a $225 million credit facility which we will use, in part, to retire the 6% senior notes due October 2026,” said Scott Turicchi, CEO of Consensus.

SECOND QUARTER UNAUDITED 2025 HIGHLIGHTS

Q2 2025 quarterly revenues increased by $0.2 million or 0.3% to $87.7 million compared to $87.5 million for Q2 2024. This increase was primarily due to an increase of $3.6 million or 6.9% in our Corporate business, partially offset by a planned decrease of $3.4 million or 9.4% in our Small office home office (“SoHo”) business.

Net income(1) decreased to $20.8 million in Q2 2025 compared to $23.9 million for Q2 2024. The decrease was primarily due to the change in foreign exchange gain and loss. Q2 2025 net income margin(1) was 23.7% compared to 27.3% for Q2 2024.

Earnings per diluted share(1) decreased to $1.07 or by 13.7% in Q2 2025 compared to $1.24 for Q2 2024. The decrease was primarily due to the item discussed above.

Adjusted EBITDA(3)(4) for Q2 2025 of $48.1 million decreased compared to Q2 2024 of $49.1 million primarily driven by an increase in our personnel-related expenses. Q2 2025 Adjusted EBITDA margin(3) was 54.8%, which was above the midpoint of our target Adjusted EBITDA margin(3) range of 50% - 55%, compared to 56.1% in Q2 2024.

Adjusted net income(1)(2) in Q2 2025 increased to $28.4 million from $27.6 million in Q2 2024 primarily driven by a favorable reduction in our interest expense (excluding the impact of the extinguishment of debt) due to a lower average outstanding debt balance as a result of our debt repurchases in connection with our debt repurchase program.

Adjusted earnings per diluted share(1)(2) for the quarter increased to $1.46 or by 2.1% compared to $1.43 for Q2 2024 primarily due to the item discussed above.

Net cash provided by operating activities in Q2 2025 increased to $28.3 million from $24.4 million in Q2 2024. Free cash flow(5) in Q2 2025 increased to $20.3 million from $15.8 million in Q2 2024. The increase in these two items was primarily attributable to a decrease in net cash outflows resulting from changes in our working capital accounts, partially offset by decreased income after excluding noncash items.

Key financial results from operations for Q2 2025 versus Q2 2024 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable / (Unfavorable)
	Q2 2025	Q2 2024	Change
Revenues	$87,721	$87,500	0.3%
Net income (1)	$20,781	$23,874	(13.0)%
Net income margin (1)	23.7%	27.3%	(3.6) pts
Earnings per diluted share (1)	$1.07	$1.24	(13.7)%
Adjusted net income (1)(2)	$28,444	$27,555	3.2%
Adjusted earnings per diluted share (1)(2)	$1.46	$1.43	2.1%
Adjusted EBITDA (3)(4)	$48,065	$49,072	(2.1)%
Adjusted EBITDA margin (3)	54.8%	56.1%	(1.3) pts
Net cash provided by operating activities	$28,299	$24,365	16.1%
Free cash flow (5)	$20,345	$15,809	28.7%

Notes:

(1)
The effective tax rates were approximately 27.2% for Q2 2025 and 26.5% for Q2 2024. The non-GAAP effective tax rates were approximately 21.0% for Q2 2025 and 21.3% for Q2 2024. The calculation for net income margin is net income divided by revenues.

(2)
Adjusted net income and Adjusted earnings per diluted share exclude certain non-GAAP items, as defined in the accompanying Reconciliation of GAAP to non-GAAP Financial Measures. Such exclusions totaled $0.39 and $0.19 per diluted share, respectively, for the three months ended June 30, 2025 and 2024. Adjusted net income and Adjusted earnings per diluted share are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. Starting in 2025, the Company excludes any foreign exchange gains or losses from Adjusted net income and Adjusted earning per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended June 30, 2024, such exclusion reduced Adjusted net income by $0.5 million and $0.02 per diluted share, respectively.

(3)
Adjusted EBITDA is defined as earnings before interest expense; interest income; other (expense) income, net; income tax expense; depreciation and amortization; and other items used to reconcile net income per diluted share to Adjusted earnings per diluted share, as presented in the Reconciliation of GAAP to Adjusted non-GAAP Financial Measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. Adjusted EBITDA amounts and Adjusted EBITDA margin are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. The most directly comparable GAAP financial measure to Adjusted EBITDA and Adjusted EBITDA margin is net income and net income margin.

(4)	See Net Income to Adjusted EBITDA Reconciliation for the components of Adjusted EBITDA.
(5)
Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. Free cash flow amounts are not meant as a substitute for measures calculated in accordance with GAAP, but are solely for informational purposes.

CAPITAL ALLOCATION STRATEGIC INITIATIVES

Consensus ended the quarter with $57.9 million in cash and cash equivalents after the cash outlays detailed below.

The following table consists of our material capital allocation strategic initiatives (in thousands):

Capital Allocation:	Q2 2025	Cumulative Total	Remaining Under the Plan
Debt repurchase program (6)	$6,000	$222,614	$77,386
Common stock repurchase program (7)	$12,436	$44,581	$55,419

	Q2 2025	2025
Purchases of property and equipment	$7,954	$15,150

Notes:

(6)
On November 9, 2023, the Company’s Board of Directors approved a debt repurchase program, pursuant to which Consensus may reduce, through redemptions, open market purchases, tender offers, privately negotiated purchases or other retirements, a combination of the outstanding principal balance of the 2026 Senior Notes and 2028 Senior Notes. The authorization permits an aggregate principal amount reduction of up to $300 million and expires on November 9, 2026.

(7)
On March 1, 2022, the Company’s Board of Directors approved a share buyback program. Under this program, the Company was authorized to purchase in the public market or in off-market transactions up to $100.0 million worth of the Company’s common stock through February 2025. In February 2025, the Company’s Board of Directors authorized and approved a three-year extension of the share repurchase program through February 2028.

FY 2025 GUIDANCE (i)
The following table presents ranges for the Company’s 2025 guidance (in millions, except per share amounts). The Adjusted earnings per diluted share range has been increased by approximately $0.22 per share above the previously provided guidance based on year to date 2025 performance:

	Low	Midpoint	High
Revenue	$343	$350	$357
Adjusted EBITDA	$179	$185	$190
Adjusted earnings per diluted share (ii)	$5.25	$5.45	$5.65
Q3 2025 GUIDANCE (i)
The following table presents ranges for the Company’s Q3 2025 guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$85.9	$87.9	$89.9
Adjusted EBITDA	$44.4	$45.9	$47.4
Adjusted earnings per diluted share (ii)	$1.33	$1.38	$1.42

Notes:

(i)
Annual and quarterly guidance is provided on a non-GAAP basis, except revenues, only because certain information necessary to calculate the most comparable GAAP measures is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of these measures without unreasonable effort.

(ii)
Annual and quarterly guidance for Adjusted earnings per diluted share excludes share-based compensation, amortization of acquired intangibles, foreign exchange (gain) loss and certain gains or costs related to non-routine and other matters that are nonrecurring, in each case net of tax. The non-GAAP effective tax rate for 2025 and Q3 2025 is expected to be between 20.5% and 22.5%.

About Consensus Cloud Solutions

Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) is a global leader in digital cloud fax technology. With over 25 years of success with eFax® at its core, the Company has evolved to be a trusted provider of interoperability solutions, leveraging artificial intelligence and secure data exchange to transform digital information, automate critical workflows, and maximize operational efficiencies. Consensus maintains industry-leading compliance standards, making it a preferred partner for heavily regulated industries including healthcare, the public sector, financial services, insurance, real estate, and manufacturing. For more information about Consensus, visit consensus.com.

Contact:

Laura Hinson
Consensus Cloud Solutions, Inc
844-211-1711
investor@consensus.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the Company’s ability to grow fax revenues, profitability and cash flows; the Company’s ability to identify, close and successfully transition acquisitions; subscriber growth and retention; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine and the Middle East) and the impact of new or additional tariffs or other trade restrictions; and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2024 Annual Report on Form 10-K filed by Consensus on February 20, 2025, and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

About non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information on these non-GAAP financial measures, please see the appropriate GAAP to non-GAAP reconciliation tables included within the attached Exhibit to this Release.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$57,894	$33,545
Accounts receivable, net of allowances of $4,837 and $5,774, respectively	24,829	24,921
Prepaid expenses and other current assets	9,701	16,059
Total current assets	92,424	74,525
Property and equipment, net	108,111	100,076
Operating lease right-of-use assets	5,736	6,515
Intangibles, net	40,021	41,213
Goodwill	352,743	345,036
Deferred income taxes	32,832	30,521
Other assets	9,651	4,315
TOTAL ASSETS	$641,518	$602,201

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$31,602	$36,477
Income taxes payable, current	6,653	1,068
Deferred revenue, current	21,399	20,714
Operating lease liabilities, current	2,282	2,150
Current portion of long-term debt	—	18,902
Total current liabilities	61,936	79,311
Long-term debt, net of current portion	578,155	574,080
Deferred revenue, noncurrent	1,738	1,913
Operating lease liabilities, noncurrent	10,913	12,018
Liability for uncertain tax positions	14,050	13,218
Deferred income taxes	985	891
Other long-term liabilities	220	233
TOTAL LIABILITIES	667,997	681,664
Commitments and contingencies
Common stock, $0.01 par value. Authorized 120,000,000; total issued is 20,731,103 and 20,609,725 shares and total outstanding is 19,092,034 and 19,524,000 shares as of June 30, 2025 and December 31, 2024, respectively	207	206
Treasury stock, at cost (1,639,069 and 1,085,725 shares as of June 30, 2025 and December 31, 2024, respectively)	(44,887)	(32,313)
Additional paid-in capital	68,770	59,373
Accumulated deficit	(41,745)	(83,678)
Accumulated other comprehensive loss	(8,824)	(23,051)
TOTAL STOCKHOLDERS’ DEFICIT	(26,479)	(79,463)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$641,518	$602,201

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$87,721	$87,500	$174,859	$175,646

Cost of revenues (1)	17,624	17,122	35,694	34,170
Gross profit	70,097	70,378	139,165	141,476
Operating expenses:
Sales and marketing (1)	12,452	11,718	25,240	24,276
Research, development and engineering (1)	1,744	1,643	3,456	3,548
General and administrative (1)	16,852	17,136	33,923	36,104
Total operating expenses	31,048	30,497	62,619	63,928
Income from operations	39,049	39,881	76,546	77,548
Interest expense	(8,673)	(8,657)	(17,649)	(14,856)
Interest income	484	593	935	1,516
Other (expense) income, net	(2,316)	663	(3,413)	4,565
Income before income taxes	28,544	32,480	56,419	68,773
Income tax expense	7,763	8,606	14,486	18,529
Net income	$20,781	$23,874	$41,933	$50,244

Net income per common share:
Basic	$1.07	$1.24	$2.15	$2.61
Diluted	$1.07	$1.24	$2.14	$2.61

Weighted average shares outstanding:
Basic	19,437,315	19,249,116	19,483,689	19,234,728
Diluted	19,497,090	19,287,479	19,593,699	19,260,608

(1) Includes share-based compensation expense as follows:
Cost of revenues	$511	$481	$987	$984
Sales and marketing	702	585	1,416	1,264
Research, development and engineering	107	70	212	165
General and administrative	2,887	2,602	5,856	5,775
Total	$4,207	$3,738	$8,471	$8,188

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$41,933	$50,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,749	9,930
Amortization of financing costs and discounts	828	937
Non-cash operating lease costs	793	741
Share-based compensation	8,471	8,188
Provision for doubtful accounts	2,275	2,196
Deferred income taxes, net	556	1,233
Loss (gain) on extinguishment of debt	123	(6,555)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(2,019)	(2,057)
Prepaid expenses and other current assets	6,420	1,536
Other assets	158	753
Increase (decrease) in:
Accounts payable and accrued expenses	(5,703)	(1,329)
Income taxes payable	5,512	2,345
Deferred revenue	316	598
Operating lease liabilities	(986)	(1,133)
Liability for uncertain tax positions	832	1,439
Other liabilities	(16)	(12)
Net cash provided by operating activities	69,242	69,054
Cash flows from investing activities:
Purchases of property and equipment	(15,150)	(17,479)
Purchase of investments	(5,000)	—
Net cash used in investing activities	(20,150)	(17,479)
Cash flows from financing activities:
Proceeds from the issuance of common stock under employee stock purchase plan	694	747
Repurchase of common stock	(12,344)	(708)
Taxes paid related to net share settlement	(1,174)	(615)
Repurchase of debt	(15,764)	(85,525)
Net cash used in financing activities	(28,588)	(86,101)
Effect of exchange rate changes on cash and cash equivalents	3,845	(4,988)
Net change in cash and cash equivalents	24,349	(39,514)
Cash and cash equivalents at beginning of period	33,545	88,715
Cash and cash equivalents at end of period	$57,894	$49,201

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following table sets forth the reconciliation of Net income to Adjusted net income for the three months ended June 30, 2025 and 2024:

	Three Months Ended June 30,
	2025	Per Diluted Share	2024 *	Per Diluted Share *
Net income	$20,781	$1.07	$23,874	$1.24
Plus:
Share-based compensation (1)	4,207	0.22	3,738	0.19
Foreign exchange loss (gain) (2)	2,330	0.12	(667)	(0.03)
Amortization (3)	632	0.03	845	0.04
Intra-entity transfers (4)	891	0.05	924	0.05
Debt extinguishment loss (gain) (5)	46	—	(1,691)	(0.09)
Other (6)	238	0.01	290	0.02
Income tax impact of above items	(681)	(0.04)	242	0.01
Adjusted net income	$28,444	$1.46	$27,555	$1.43
* Starting in 2025, the Company excludes any foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended June 30, 2024, such exclusion reduced Adjusted net income by $0.5 million and $0.02 per diluted share, respectively.
Adjusted net income as calculated above represents net income and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; (2) foreign exchange loss (gain); (3) amortization; (4) intra-entity transfers; (5) debt extinguishment loss (gain); (6) other benefits or costs related to non-routine and other matters; and (7) income tax impact. Adjusted net income and weighted average diluted shares are then used to calculate Adjusted earnings per diluted share. The Company discloses these measures as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of these measures provides useful information to investors.
Adjusted net income and Adjusted earnings per diluted share are not calculated in accordance with, or presented as an alternative to, net income or earnings per diluted share, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, these measures are not based on any comprehensive set of accounting rules or principles. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Non-GAAP Financial Measures

To supplement its unaudited condensed consolidated financial statements, the Company uses the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about core operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The Company’s non-GAAP financial measures are adjusted for the following items:

(1) Share-based compensation. The Company excludes share-based compensation because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(2) Foreign exchange loss (gain). The Company excludes gains or losses associated with foreign exchange. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(3) Amortization. The Company excludes amortization of patents and acquired intangible assets because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(4) Intra-entity transfers. The Company excludes certain effects of intra-entity transfers to the extent the related tax asset or liability in the financial statement is not recovered or settled, respectively, during the year. During December 2019, the Company entered into an intra-entity asset transfer that resulted in the recording of a tax benefit and related tax asset representing tax deductible amounts to be realized in future years which is expected to be recovered over a period of up to 20 years. The Company believes that excluding the cumulative future unrealized benefit of the assets transferred in 2019 and amortization of the tax asset in the subsequent years in the non-GAAP financial measures, thereby presenting the tax benefit in the non-GAAP measures in the year of realization, provides meaningful supplemental information regarding operational performance and facilitates comparisons to historical operating results.

(5) Debt extinguishment loss (gain). The Company excludes certain gains or losses associated with the retirement of our debt. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(6) Other. The Company excludes certain benefits or costs related to non-routine and other matters. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(UNAUDITED, IN THOUSANDS)

The following table sets forth a reconciliation of Net income to Adjusted EBITDA, the most directly comparable GAAP financial measure.

	Three Months Ended June 30,
	2025	2024
Net income	$20,781	$23,874
Plus:
Interest expense	8,673	8,657
Interest income	(484)	(593)
Other expense (income), net	2,316	(663)
Income tax expense	7,763	8,606
Depreciation and amortization	4,571	5,163
EBITDA:
Plus:
Share-based compensation	4,207	3,738
Other	238	290
Adjusted EBITDA	$48,065	$49,072
Adjusted EBITDA as calculated above represents earnings before interest expense, interest income, other expense (income), net, income tax expense, depreciation and amortization and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; and (2) other benefits or costs related to non-routine and other matters. The Company discloses Adjusted EBITDA as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of Adjusted EBITDA provides useful information to investors.
Adjusted EBITDA is not calculated in accordance with, or presented as an alternative to, net income, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This Adjusted non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(UNAUDITED, IN THOUSANDS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$28,299	$24,365	$69,242	$69,054
Less: Purchases of property and equipment	(7,954)	(8,556)	(15,150)	(17,479)
Free cash flow	$20,345	$15,809	$54,092	$51,575

Net cash provided by operating activities in Q2 2025 increased to $28.3 million from $24.4 million in Q2 2024. Free cash flow in Q2 2025 increased to $20.3 million from $15.8 million in Q2 2024. The increase in these two items was primarily attributable to a decrease in net cash outflows resulting from changes in our working capital accounts, partially offset by decreased income after excluding noncash items.

The term Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The Company discloses Free cash flow as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that this non-GAAP measure is broadly used by analysts, rating agencies and investors in assessing the Company’s performance. Accordingly, the Company believes that the presentation of this non-GAAP financial measure provides useful information to investors.

Free cash flow is not calculated in accordance with, or presented as an alternative to, net cash provided by operating activities, and may be different from non-GAAP measures with similar or even identical names used by other companies. In addition, Free cash flow is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Key Performance Metrics (Unaudited)

The following table sets forth certain key performance metrics for Consensus for the three months ended June 30, 2025 and 2024 (in thousands, except for percentages and Average Revenue per Customer Account):

	Three Months Ended June 30,
	2025	2024
Corporate revenue	$55,302	$51,720
Corporate customer accounts (1)	63	56
Corporate Average Revenue per Customer Account (“ARPA”) (2)	$301.29	$310.18
Corporate paid adds (3)	8	4
Corporate monthly account churn (4)	2.86%	2.29%

SoHo revenue	$32,414	$35,779
SoHo customer accounts (1)	682	760
SoHo ARPA (2)	$15.62	$15.45
SoHo paid adds (3)	62	61
SoHo monthly account churn (4)	3.84%	3.55%
(1) Consensus customers are defined as paying Corporate and SoHo customer accounts. In the current period, we eliminated dormant accounts not contributing to revenue from the number of SoHo customer accounts. The prior year period has been revised for consistency with the current year, and all metrics calculated based on the number of customer accounts (including ARPA and monthly account churn %) are calculated based on the revised number. As a result of this change, the prior year period SoHo customer accounts decreased by 26 thousand.

(2) Represents a monthly ARPA for the quarter and is calculated as follows: Monthly ARPA on a quarterly basis is calculated using our standard convention of dividing revenue for the quarter by the average of the quarter’s beginning and ending customer base and dividing that amount by 3 months. Consensus believes ARPA provides investors an understanding of the average monthly revenues we recognize per account associated within Consensus’ customer base. As ARPA varies based on fixed subscription fee and variable usage components, Consensus believes it can serve as a measure by which investors can evaluate trends in the types of services, levels of services and the usage levels of those services across Consensus’ customers.

(3) Paid Adds represents paying new Consensus customer accounts added during the periods presented.

(4) Monthly churn represents paid monthly SoHo and Corporate customer accounts that were cancelled during each month of the quarter divided by the average number of customers during each month of the same quarter, including the paid adds. The period measured is the quarter and expressed as a monthly churn rate over the quarter period.